Exhibit 99.19
TO THE CORPORATE SECRETARY:
I hereby confirm the following officer appointments for Citigroup Inc. within my area of supervision as of April 18, 2006:

Ali Karshan	Assistant Secretary
Serena D. Moe	Assistant Secretary

Approved:

/s/ Martin J. Wong	April, 10, 2006

Martin J. Wong	Date
Head of Global Compliance